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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ALTRIS SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee:
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

ALTRIS SOFTWARE, INC.
10052 Mesa Ridge Court, Suite #100
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 To be held on January 30, 2004

        The Annual Meeting of Shareholders of Altris Software, Inc., a California corporation (the "Company"), will be held at the Company's headquarters at 10052 Mesa Ridge Court, Suite #100, San Diego, California, at 9:00 a.m. on January 30, 2004 for the following purposes:

  1.
  To elect six directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

  2.
  To approve a proposed amendment to the Company's Amended and Restated 1996 Stock Incentive Plan to increase the number of shares of the Company's common stock reserved for issuance under the plan from 2,425,000 to 5,425,000 shares.

  3.
  To vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 40,000,000 to 100,000,000.

  4.
  To vote upon a proposal to amend the Company's Articles of Incorporation to change the name of the Company to "Spescom Software Inc."

  5.
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on December 15, 2003 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof, and only holders of record of the Company's common stock at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, AND YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                      By Order of the Board of Directors,

                      John W. Low
                       Secretary

January 5, 2004

ALTRIS SOFTWARE, INC.
10052 Mesa Ridge Court, Suite #100
San Diego, California 92121

PROXY STATEMENT

Annual Meeting of Shareholders
January 30, 2004

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Altris Software, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Company's headquarters at 10052 Mesa Ridge Court, Suite #100, San Diego, California, on January 30, 2004 at 9:00 a.m., or at any adjournments or postponements thereof, for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying proxy will be first sent to shareholders on or about January 5, 2004.

Proxy Information

        Shares represented by properly executed proxies, if received in time and not revoked or suspended, will be voted in accordance with the instructions indicated thereon or, if no instructions are given for any or all of the proposals, will be voted: (i) in favor of the election of all persons named in, or otherwise nominated as set forth in, this Proxy Statement to serve as directors; (ii) in favor of the proposal to amend the Company's Amended and Restated 1996 Stock Incentive Plan in order to increase the number of shares of the Company's common stock, no par value (the "Common Stock"), reserved for issuance thereunder from 2,425,000 to 5,425,000 shares; (iii) in favor of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 100,000,000; and (iv) in favor of the proposal to amend the Company's Articles of Incorporation to change the name of the Company to "Spescom Software Inc." A shareholder giving a proxy has the power to revoke it at any time before it is exercised by attending and voting at the Annual Meeting or by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date.

Record Date and Voting

        Each shareholder of record of the Common Stock at the close of business on December 15, 2003 is entitled to vote on all matters submitted to a vote of the shareholders at the Annual Meeting. At the close of business on December 15, 2003, there were 33,927,278 shares of Common Stock outstanding held of record by approximately 900 shareholders.

        Directors will be elected by a plurality of the votes of the shares of Common Stock represented and voting on the election of directors. Therefore, the nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of shares of Common Stock represented and voting on the proposal to amend the Amended and Restated 1996 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 2,425,000 to 5,425,000 shall be the act of the shareholders. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 100,000,000. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the proposal to amend the Company's Articles of Incorporation to change the name of the Company to "Spescom Software Inc."

        Abstentions will have no effect on the outcome of the voting with respect to the election of directors. However, abstentions will have the same effect as negative votes with respect to the proposals to amend the Amended and Restated 1996 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 2,425,000 to 5,425,000 and to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock and to change the name of the Company.

        Holders of Common Stock have one vote for each share on all matters submitted to the shareholders at the Annual Meeting, except that shareholders may cumulate votes for any one or more directors in the election of directors if any shareholder gives notice to the Secretary of such shareholder's intention to cumulate votes prior to the voting. Under cumulative voting, each shareholder may give any one candidate whose name was placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes on the same principle among as many candidates as the shareholder sees fit. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as to shares of the Common Stock owned as of December 1, 2003 by (i) each director, (ii) each Named Executive Officer (as defined on page 6), (iii) all directors and executive officers as a group and (iv) each person who, to the extent known to the Company, beneficially owned more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.

Name	Number of Shares(1)		Percent of Class(1)
Carl Mostert.	225,000		*
Johann Leitner	212,500		*
D. Ross Hamilton	242,750		*
Hilton Isaacman(2)	30,625,159	(3)	67.0%
James P. Myers(2)	30,575,159	(3)	66.9%
Larry D. Unruh	60,547		*
John W. Low	304,500		*
Mark Schneider	100,200		*
Pierre de Wet	140,100		*
Spescom Limited(4)	30,550,159	(3)	66.9%
All Current Directors and Executive Officers as a Group (9 persons)(2)	31,935,756	(3)	68.2%

*
Less than one percent.

(1)
Amounts and percentages include shares of Common Stock that may be acquired within 60 days of December 1, 2003 through the exercise of stock options as follows: 225,000 shares for Mr. Mostert, 138,500 shares for Mr. De Wet, 251,000 shares for Mr. Low, 97,000 shares for Mr. Schneider, 56,250 shares for Mr. Hamilton, 56,250 shares for Mr. Unruh, 212,500 shares for Dr. Leitner, 75,000 shares for Mr. Isaacman, 25,000 shares for Mr. Myers and 1,254,000 shares for all directors and executive officers as a group. The immediately preceding options also include 541,250 option shares approved by the Board but subject to shareholder approval of an increase in the authorized number of shares under the 1996 Stock Incentive Plan.

(2)
As an affiliate of Spescom Limited ("Spescom"), Messrs. Isaacman and Myers could be deemed to be beneficial owners of the shares of Common Stock owned by Spescom. However, Messrs. Isaacman and Myers disclaim beneficial ownership of all such shares.

(3)
Amount includes 11,757,778 shares of Common Stock issuable upon conversion of the Series F Preferred Stock at an initial conversion price of $.45 per share. Because the number of authorized shares of the Company's common stock is not currently sufficient for the conversion of all of the shares of the Series F Preferred Stock, full conversion is contingent on the amendment of the Company's Articles of Incorporation to increase the number of authorized common shares as contemplated by proposal 3 of this proxy statement.

(4)
The primary business address of Spescom and Messrs. Isaacman and Myers is Spescom Park, Cnr. Alexandra & Second Street, Halfway House, Midrand 1685, South Africa.

ITEM 1

ELECTION OF DIRECTORS

        Six directors, including two nominees of Spescom, are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. In the election of directors, the proxy holders intend to vote for the election of the nominees named below. Should any nominee decline or become unavailable to serve as a director or should any vacancy occur before the election, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.

        In accordance with the Stock Purchase Agreement dated as of January 14, 2000 between the Company and Spescom, the Company has covenanted to include two nominees of Spescom in management's slate of nominees to be elected to the Board of Directors and to recommend to the shareholders the election of such nominees for as long as Spescom or any affiliate of Spescom holds at least thirty-three percent (33%) of the Common Stock.

        The following table sets forth certain information concerning each person nominated for election as a director:

Name	Age	Position
Carl Mostert	46	Chairman and Chief Executive Officer, Director
D. Ross Hamilton	65	Director
Hilton Isaacman	49	Director
Johann Leitner	50	Director
Larry D. Unruh	52	Director
James P. Myers	63	Director

        Mr. Mostert has been a Director of the Company since July 2001. Mr. Mostert was appointed Chief Executive Officer of the Company in July 2001. An employee of Spescom for approximately 19 years, Mr. Mostert has been instrumental in the management and growth of Spescom. He has experience in both technical engineering and in sales and marketing. His career has spanned numerous roles over the years, having started up or managed virtually every business division and subsidiary company within the Spescom group. Mr. Mostert worked for Fuchs Electronics as a design engineer in the field of Radio Frequency and Radar systems prior to joining Spescom in 1983. He graduated with a Higher National Diploma in Electrical Engineering in Johannesburg, South Africa in 1979, has completed a number of specialist business programs at Witwatersand Business School in Johannesburg, South Africa and was awarded an MBA from Henley in the United Kingdom in 2000. He was a member of the board of directors of Spescom from 1995 to August 2002.

        Mr. Hamilton has been a Director of the Company since June 1994. He served as Chairman of the Board of the Company from January 1997 through June 1997. Since 1983 Mr. Hamilton has served as President of Hamilton Research, Inc., an investment banking firm. Mr. Hamilton received a B.S. degree in Economics from Auburn University in 1961.

        Mr. Isaacman, a nominee of Spescom, has been a Director of the Company since April 2000. Mr. Isaacman is currently the Director of Corporate Finance of Spescom. Mr. Isaacman previously served as Spescom's Financial Director from 1990 to 1998. Mr. Isaacman began his career with Spescom in 1988 as Financial Manager and has been a member of Spescom's Board of Directors since 1990. Mr. Isaacman received a certificate in accounting, tax and auditing from the University of Capetown in 1982.

        Dr. Leitner has been a Director of the Company since April 2000. Dr. Leitner has also served as Vice President, Strategic Marketing of the Company since March 2001. From 1998 to joining the Company Dr. Leitner held the position of Director of Strategic Business Development at Spescom. Dr. Leitner joined Spescom in 1981 and has served in various technical and operating capacities within Spescom, including Group Marketing Director from 1995 to 1997. Dr. Leitner was on the Board of Directors of Spescom from 1987 to August 2002. Dr. Leitner earned a BSc in Engineering in 1975 and a PhD in Electronic Signal Processing in 1979 from the University of Capetown.

        Mr. Unruh has served as a Director of the Company since May 1988. Since January 2003 he has been Managing Partner of Hein & Associates LLP, certified public accountants, as well as its Managing Tax Partner since 1982. Mr. Unruh has served as a director of Advanced Laser Technology, Inc. since 1999 and also served as a director of Basin Exploration, Inc., an oil exploration and development company from 1992 to 2001. Mr. Unruh received a B.S. B.A. degree in Accounting from the University of Denver in 1973.

        Dr. Myers has been a Director of the Company since July 2001. In October 2003 Dr. Myers was appointed as a member of the board of directors of Spescom and serves as Chairman. Dr. Myers, currently a consultant, has over 30 years of international business experience specializing in the telecommunications industry. Dr. Myers served as President of Southwestern Bell International Development Africa (Pty) Ltd from 1985 to 1998. Dr. Myers served as the Executive Vice President of that company from 1994 to 1995. From 1993 to 1994, Dr. Myers was the Executive Director of Technology Resources Incorporated. From 1991 to 1993, Dr. Myers was the President of JMA, Inc. From 1979 to 1991, Dr. Myers was the President of The Gannon Group, Inc. From 1969 to 1978, Dr. Myers was a Principal with the accounting firm Arthur Young & Company. From 1965 to 1969, Dr. Myers was an Operations Research Analyst with Texas Instruments, Inc. Dr. Myers earned his B.A. in Mathematics from Texas A&M University in 1963, a Master of Arts in Mathematical Physics from the University of Arizona in 1965, and a Doctor of Philosophy in Industrial Engineering/Operations Research from Texas Tech University in 1969. Dr. Myers is currently serving as a Director for the following entities: African Merchant Bank, Econet Wireless, and American Chamber of Commerce of South Africa.

        All directors are elected annually and serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

MANAGEMENT

Executive Officers

        The following table and discussion set forth certain information with regard to the Company's current executive officers.

Name	Age	Position
Carl Mostert	47	Chief Executive Officer
Johann Leitner	50	Vice President, Strategic Marketing
John W. Low	47	Chief Financial Officer and Secretary
Mark Schneider	45	Vice President, Engineering
Pierre de Wet	39	Vice President, Operations

        Biographical information for Messrs. Mostert and Leitner are set forth above under Election of Directors.

        Mr. Low has served as Chief Financial Officer and Secretary since June 1990. Previously, Mr. Low served as Corporate Controller since joining the Company in August 1987. From 1980 until joining the Company, Mr. Low was with Price Waterhouse LLP, most recently as a Manager working with middle-market and growing companies. Mr. Low, a certified public accountant, earned a B.A. degree in Economics from the University of California, Los Angeles in 1978.

        Mr. Schneider was appointed Vice President of Engineering in January 2000. He has held many positions since joining the Company in 1985 as an Electronic Design Engineer. From June 1999 to January 2000, Mr. Schneider served as acting Vice President of Engineering until his formal appointment. Previously, Mr. Schneider was a Senior Software Engineer from 1998 to 1999 and Project Lead from 1996 to 1997. Prior to 1996, Mr. Schneider served as a Manager of Workstation Products and Software Engineer. Before joining the Company, Mr. Schneider was an Electronic Design Engineer with Teledyne Electronics. Mr. Schneider earned a B.S. degree in Electrical Engineering from California State University, Northridge in 1981.

        Mr. de Wet was appointed Vice President of Operations in September 1999. Previously, Mr. DeWet served as Director of Operations from April 1998 to September 1999 and Director of Projects from May 1997 to April 1998. Prior to joining the Company, Mr. DeWet was a Technical Marketing Manager at Paradigm System Technology from June 1995 to April 1997 where he was responsible for establishing relationships with technical partners in Europe and North America. From April 1991 to June 1995, Mr. DeWet was with PQ Africa, a division of Comparex Holdings. Mr. DeWet earned a B.S. degree from the University of Pretoria in 1989.

Executive Officers' Compensation

        The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company of (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers having compensation of $100,000 or more during the fiscal year ended September 30, 2003 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation Awards—Stock Options (# Shares)(2)
Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)
Carl Mostert Chief Executive Officer	2003 2002 2001	$208,000 200,000 18,385	— — —	— — —	600,000 150,000 —
Johann Leitner Vice President—Strategic Marketing	2003 2002 2001	$202,280 198,500 96,153	— — —	— — —	450,000 50,000 100,000
John W. Low Chief Financial Officer and Secretary	2003 2002 2001	$174,720 168,000 165,846	— — —	— — —	400,000 50,000 36,000
Mark Schnieder Vice President—Engineering	2003 2002 2001	$120,120 115,966 114,019	— — —	— — —	120,000 20,000 10,000
Pierre de Wet Vice President—Operations	2003 2002 2001	$141,960 136,500 134,750	— — —	— — —	120,000 22,000 30,000

(1)
Excludes compensation in the form of other personal benefits, which, other than as set forth in the table above, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.

(2)
The fiscal year 2003 option awards are subject to shareholder approval of an increase in options available under the 1996 Stock Incentive Plan.

Option Grants in Last Fiscal Year

        Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during the fiscal year ended September 30, 2003:

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Carl Mostert	600,000	(3)	30%	$0.21	8/15/13	$79,241	$200,812
Johann Leitner	450,000	(3)	23%	$0.21	8/15/13	$59,431	$150,609
John W. Low	400,000	(3)	20%	$0.21	8/15/13	$52,827	$133,874
Mark Schneider	120,000	(3)	6%	$0.21	8/15/13	$15,848	$40,162
Pierre de Wet	120,000	(3)	6%	$0.21	8/15/13	$15,848	$40,162

(1)
All options were granted with an exercise price equal to the closing sale price of the Common Stock as reported on the OTC Bulletin Board on the date of grant. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

(2)
The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock on the date of exercise and the exercise price.

(3)
These options are subject to shareholder approval of an increase in options available under the 1996 Stock Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth for the Named Executive Officers information with respect to option exercises during the fiscal year ended September 30, 2003 and unexercised options and option values at September 30, 2003, in each case with respect to options to purchase shares of the Common Stock:

			Number of Unexercised Options Held as of September 30, 2003		Value of Unexercised in-the-money Options at September 30, 2003($)(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Carl Mostert	—	—	75,000	675,000	$32,250	$248,250
Johann Leitner	—	—	100,000	500,000	$19,000	$175,500
John W. Low	—	—	151,000	425,000	$20,170	$154,750
Mark Schnieder	—	—	67,000	132,500	$6,547	$47,598
Pierre de Wet	—	—	108,500	138,500	$12,064	$48,223

(1)
Based on the closing sale price of the Common Stock on the OTC Bulletin Board on September 30, 2003 ($0.57 per share).

Board Committees and Attendance at Meetings

        The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, that makes recommendations regarding the selection of independent public accountants and reviews with them the scope and results of the audit engagement. The Board of Directors has adopted a written Audit Committee charter, which was included as an annex to the proxy statement in connection with the 2001 Annual Meeting of Shareholders of the Company. The Audit Committee is comprised of Messrs. Hamilton, Isaacman, Myers and Unruh who is Chairman of the Audit Committee as well as the Audit Committee Financial Expert. The Audit Committee held four meetings during the fiscal year ended September 30, 2003.

        The Board of Directors also has a Compensation Committee, which reviews compensation of officers. The Compensation Committee is comprised of Messrs. Hamilton, Isaacman, Myers and Unruh. The Compensation Committee held one meeting during the fiscal year ended September 30, 2003.

        In addition, the Board of Directors has a Stock Option Committee, which generally administers the Company's Amended and Restated 1996 Stock Incentive Plan and the 1987 Stock Option Plan. The Stock Option Committee is comprised of Messrs. Hamilton, Isaacman, Myers and Unruh. The Stock Option Committee held two meetings during the fiscal year ended September 30, 2003.

        The Board of Directors does not have a standing Nominating Committee or any other committee that performs a similar function.

        The Board of Directors held four meetings during the fiscal year ended September 30, 2003. All but one of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the period he served.

Audit Fees

        The following fees were paid to Grant Thornton LLP, the Company's independent public accountants, for services provided to the Company for the fiscal years ended September 30, 2003 and 2002:

	September 30, 2003	September 30, 2002
Audit fees	$130,570	$87,484
Audit related fees	39,783	34,800
Financial information systems design and implementation fees	—	—
All other fees(1)	4,800	38,120

Total	$175,153	$165,204

(1)
Consists primarily of fees for preparation of federal and state tax returns.

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee did consider whether the independent auditors' provision of non-audit related tax work is compatible with the independent auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and related schedules for the fiscal year ended September 30, 2003 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which was filed with the Securities and Exchange Commission on December 29, 2003.

        The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform.

        Submitted by the Audit Committee:

                      Larry D. Unruh—Chair
                      D. Ross Hamilton
                      Hilton Isaacman
                      Jim Myers

        In accordance with the rules of the Securities and Exchange Commission, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-B Item 306, shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

        Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% shareholders have complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended September 30, 2003.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of Messrs. Hamilton, Isaacman, Myers and Unruh. None of the committee members is or was an employee or officer of the Company during the fiscal year ended September 30, 2003. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any company in which Messrs. Hamilton, Isaacman, Myers and Unruh is an executive officer.

PERFORMANCE GRAPH

        The stock performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The following graph shows the Company's total return to shareholders compared to the S&P SmallCap 600 Index and the S&P 600 Application Software Index over the period from October 1, 1998 to September 30, 2003.

		INDEXED RETURNS Years Ending
Company / Index	Base Period Sep98
		Sep99	Sep00	Sep01	Sep02	Sep03
ALTRIS SOFTWARE INC	100	128.00	275.00	58.00	24.00	114.00
S&P SMALLCAP 600 INDEX	100	117.54	145.95	130.46	128.12	162.53
S&P 600 APPLICATION SOFTWARE INDEX	100	118.84	157.39	126.34	109.73	168.25

        The cumulative total return on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

        Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices on October 1, 1998. The graph then tracks the value of these investments, assuming reinvestment of dividends, through the five years ended September 30, 2003.

Related Party Transactions

        Spescom and the Company have entered into a license agreement pursuant to which Spescom has licensed to the Company the right to use the name "Spescom" and to use a trademark owned by Spescom related to certain computer software. The Company will not pay any royalties to Spescom in connection with this license. The license is for an indefinite term, but is terminable by either party upon 60 days prior written notice. Under the license agreement, Spescom has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents against liabilities arising from any claim brought against the Company that alleges that Spescom's or the Company's use of the trademark being licensed infringes the rights of any third party, provided that the Company is in material compliance with the provisions of the license agreement.

        On September 30, 2003, the Company issued 5,291 shares of its Series F Convertible Preferred Stock (the "Preferred Shares") in consideration of the cancellation of $5,291,102.85 of its debt owed to the Company's majority shareholder, Spescom and Spescom's United Kingdom subsidiary, Spescom Ltd. ("Spescom UK").

        The Preferred Shares are convertible into the Company's common stock at an initial conversion price of $0.45 per share (subject to certain adjustments set forth in the related Certificate of Determination for the Preferred Shares) representing a total of 11,758,006 shares of the Company's common stock. Such conversion may occur at the option of the holder until September 30, 2008. On that date, any outstanding Preferred Shares not previously converted are to be converted automatically. Because the number of authorized shares of the Company's common stock is not currently sufficient for the conversion of all of the Preferred Shares, full conversion is contingent on the amendment of the Company's certificate of incorporation to increase the number of authorized common shares. The Company agreed to obtain approval of such amendment before December 31, 2003, and Item 3 of this proxy statement seeks such approval. Spescom has agreed to extend the date by which such approval is required to January 31, 2004.

        The Preferred Shares are entitled to a liquidation preference equal to $1,000.00 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends at an annual rate of 8% compounded annually from the date of accrual. The Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000.00 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors). Unpaid dividends accrue interest at the rate of 8% per annum. As part of this transaction, Spescom Limited and Spescom UK received certain demand and piggyback registration rights with respect to the common stock underlying the Preferred Shares.

Equity Compensation Plan Information

        The following table gives information about the Company's common stock that may be issued upon the exercise of options under all of the Company's equity compensation plans as of September 30, 2003. The table includes the 1996 Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,635,750	(1)	$0.31	150,212
Equity compensation plans not approved by security holders	2,600,000	(2)(3)	$0.24	—
Total	7,235,750	(1)	$0.28	150,212

(1)
These shares include 2,580,000 options approved by the Board but subject to shareholder approval of an increase in authorized number of shares under the 1996 Stock Incentive Plan.

(2)
Of these option shares 2,500,000 were granted to an investment consulting firm who is assisting the Company in seeking financing. The option has an exercise price of $0.22 per share. One million of the shares are currently vested as a result of the closing of a private placement for $605,000 in September 2003. The remaining 1,500,000 shares of common stock will vest if the Company consummates a transaction with investors introduced by or through this investment firm that provides the Company with at least $2,400,000 in additional investment capital. This option will expire on August 15, 2006.

(3)
Of these option shares 100,000 shares were granted in 1999 under a warrant to an investment firm. The exercise price under the warrant is $0.72 per share. The warrant expires December 15, 2004.

ITEM 2

APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE COMPANY'S AMENDED AND RESTATED
1996 STOCK INCENTIVE PLAN

        Effective April 1, 1996, the Board of Directors adopted, and the shareholders subsequently approved, the Company's 1996 Stock Incentive Plan, as amended and restated (the "1996 Plan"). There are presently 2,425,000 shares of the Company's Common Stock authorized for issuance under the 1996 Plan. At September 30, 2003, 304,570 shares of Common Stock had been issued pursuant to the exercise of options previously granted under the 1996 Plan and options were outstanding to purchase 2,055,750 shares of Common Stock. In addition the Board has approved the grant of options to purchase an additional 2,580,000 shares of the Company's Common Stock under the 1996 Plan, subject to shareholder approval of an increase to the authorized number of shares under the 1996 Plan.

        In February 2003, the Board approved an amendment to the 1996 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 1996 Plan from an aggregate of 2,425,000 shares to an aggregate of 5,425,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee. The ability to offer options in order to attract and retain talented employees is particularly important to the Company's competitive position in its industry.

        The essential features of the 1996 Plan are outlined below. You may obtain a copy of the 1996 Plan by writing to the Company in accordance with the instructions set forth on page 20 below under "Annual Report and Incentive Plan."

General

        The purpose of the 1996 Plan is to enable the Company and its subsidiaries to attract, retain and motivate its employees, directors and consultants by providing for or increasing the proprietary interests of such persons in the Company. Every director, employee and consultant of the Company and its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. As of September 30 2003, the Company and its subsidiaries had approximately 47 employees.

        The 1996 Plan is administered by the Stock Option Committee, each member of which must be a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members of the Stock Option Committee will not be eligible for the grant of awards under the 1996 Plan. The Stock Option Committee has full and final authority to select the individuals to receive awards and to grant such awards and has a wide degree of flexibility in determining the terms and conditions of awards. Subject to limitations imposed by law, the Board of Directors of the Company may amend or terminate the Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Plan of any rights thereunder without his or her consent.

        Awards under the 1996 Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award to an employee may consist of one such security or benefit or two or more of them in tandem or in the alternative. The 1996 Plan does not specify a minimum exercise price or other consideration that a recipient of an award must pay to obtain the benefit of an award, and therefore the maximum compensation payable to employees pursuant to the 1996 Plan, during the term of the 1996 Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. An award granted under the 1996 Plan to an employee will generally include a provision conditioning or accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, sale of substantially all of the property and assets of the Company or other significant corporate transaction.

        Currently, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 2,425,000. Currently, the maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1996 Plan that are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") is 2,425,000. Under the 1996 Plan, ISOs may only be granted to participants that are employees of the Company or any of its subsidiaries. The 1996 Plan generally provides that no single employee may be granted options or other awards with respect to more than 2,425,000 shares of Common Stock in any one calendar year. The 1996 Plan also contains customary anti-dilution provisions; provided, however, that no adjustment will be made pursuant to such provisions to the extent such adjustment would cause options intended to qualify as ISOs issued or issuable under the 1996 Plan to be treated as other than ISOs, or to the extent that the Stock Option Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to such awards by causing such compensation to be treated as other than "performance-based compensation" within the meaning of the 1996 Plan.

        Awards may not be granted under the 1996 Plan on or after the tenth anniversary of the adoption of the 1996 Plan. Although any award that was duly granted prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the adoption of the Plan.

Section 16(b) of the Securities Exchange Act of 1934

        Pursuant to Section 16(b) of the Exchange Act, directors, executive officers and 10% shareholders of the Company are generally liable to the Company for repayment of any profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3 promulgated under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such rule. The 1996 Plan is designed to comply with Rule 16b-3.

Certain Income Tax Consequences

        The following is a brief description of the federal income tax treatment that generally applies to awards made under the 1996 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award.

        Pursuant to the 1996 Plan, participants that are employees may be granted options that are intended to qualify as ISOs. Generally, the optionee is not taxed, and the Company is not entitled to a deduction, on the grant or exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO ("ISO Shares") at any time within (i) one year after the transfer of ISO Shares to the optionee pursuant to the exercise of the ISO or (ii) two years from the date of grant of the ISO, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of the ISO. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held the ISO Shares for at least (i) one year after the date of transfer of the ISO Shares to the optionee pursuant to the exercise of the ISO and (ii) two years from the date of grant of the

ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction.

        The amount by which the fair market value of the ISO Shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI") in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

        The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO (a "non-qualified stock option") is generally not a taxable event for the optionee. Upon exercise of the non-qualified stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount. Nonemployees may only be awarded non-qualified stock options.

        If an optionee is a director, officer or shareholder subject to Section 16 of the Exchange Act (an "Insider"), the timing of the recognition of any income on the exercise of an option or with respect to the receipt of Common Stock pursuant to other Awards under the 1996 Plan may be required to be deferred until the expiration of any period during which the Insider would be restricted from disposing of any shares of Common Stock received, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. Insiders should consult their tax advisors to determine the tax consequences of exercising options or receiving other Awards under 1996 Plan.

        Awards under the 1996 Plan may also include stock sales, stock bonuses or other grants of stock that include provisions for the delayed vesting of the recipient's rights to the stock. Unless the recipient makes an 83(b) Election as discussed above within 30 days after the receipt of the restricted shares, the recipient generally will not be taxed on the receipt of restricted shares until the restrictions on such shares expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. However, if the recipient makes an 83(b) Election within 30 days of the receipt of restricted shares, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of receipt (determined without regard to vesting restrictions) over the purchase price.

        Awards may be granted under the 1996 Plan, which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a recipient in connection with awards made under the 1996 Plan.

        Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the 1996 Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

        The terms of the agreements pursuant to which specific awards are made under the 1996 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments"

under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

        In certain circumstances, the Company may be denied a deduction for compensation (including compensation attributable to the ordinary income recognized with respect to awards made under the 1996 Plan) to certain officers of the Company to the extent that the compensation exceeds $1,000,000 (per person) annually.

Conclusion

        The Board of Directors has directed that the proposed amendment to the 1996 Plan be submitted for shareholder approval. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting will be required for approval. In the absence of approval, the amendment to the 1996 Plan will be without effect, and the maximum number of shares of common stock issuable under the 1996 Plan will remain 2,425,000.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 PLAN.

        When a proxy in the form of the proxy enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of adoption of the amendment to the 1996 Plan.

ITEM 3

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has adopted a resolution amending Article III of the Company's Articles of Incorporation, as amended, to increase the authorized shares of Common Stock from 40,000,000 shares to 100,000,000 shares, thereby increasing the total number of authorized shares of capital stock from 41,000,000 to 101,000,000 (the "Authorized Shares Amendment"). To effect the Authorized Shares Amendment, Article III of the Company's Articles of Incorporation, as amended, would be amended and restated to read as follows:

  "This corporation is authorized to issue two classes of shares of stock, designated, respectively as Common Stock and Preferred Stock. The total number of shares of all classes of stock that this Corporation is authorized to issue is One Hundred- One Million (101,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock."

        At the close of business on September 30, 2003, there were:

  •
  33,922,278 shares of Common Stock issued and outstanding;

  •
  7,135,750 shares of Common Stock issuable upon the exercise of outstanding stock options, including 2,580,000 shares of Common Stock issuable upon the exercise of certain outstanding stock options (which exercise is subject to the receipt of shareholder approval of an increase in the authorized number of shares of Common Stock issuable under the Company's 1996 Plan);

  •
  1,008,335 shares of Common Stock issuable upon exercise of outstanding warrants; and

  •
  11,757,778 shares of Common Stock issuable upon conversion of outstanding Preferred Stock, subject to approval of the shareholders to amend the Articles of Incorporation to increase the authorized shares, as contemplated by the resolution above.

        The increase in the authorized number of shares is proposed for the following reasons:

  •
  to enable the Company to grant additional stock options or other stock-based compensation to its employees and consultants; and

  •
  where advantageous to the Company, to issue shares of its capital stock in order to raise additional capital, in connection with future acquisitions or other business combinations or for other purposes.

        The Company believes that the number of shares of Common Stock that would be available for issuance following adoption of the Authorized Shares Amendment would be sufficient for any purposes foreseeable by the Company. Except as set forth in the bullet points above, the Company does not have plans, commitments or understandings to issue any of the additional shares of Common Stock that would be authorized if the Authorized Shares Amendment is approved. Other than increasing the number of authorized shares of the Common Stock, the proposal to increase the authorized shares of Common Stock will not affect the rights, preferences or privileges of the Company's shareholders.

        The Board of Directors has directed that the Authorized Shares Amendment be submitted for shareholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the Authorized Shares Amendment. In the absence of approval, the authorized number of shares of Common Stock will remain 40,000,000.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZED SHARES AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000.

        When a proxy in the form of the proxy enclosed with this proxy statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the increase in authorized shares of Common Stock contemplated by the Authorized Shares Amendment.

ITEM 4

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

        The Board of Directors has unanimously approved and adopted a resolution amending Article I of the Company's Articles of Incorporation, as amended, to change the name of the Company to "Spescom Software Inc." (the "Name Change Amendment"). To effect the Name Change Amendment, Article I of the Company's Articles of Incorporation, as amended, would be amended and restated to read as follows:

        "The name of the corporation is Spescom Software Inc."

Effect of the Change of Name

        The change of the corporate name will not in any way affect the validity or transferability of stock certificates currently outstanding, the capital structure of the Company, the rights or obligations of the Company with respect to its existing contractual obligations, nor will it impact third parties' obligations with respect to the Company. Similarly, it will not impact the Company's ability to use its current tradename and trademarks.

        If this proposal is adopted by the shareholders, the Board of Directors will authorize the officers of the Company to file such amendment with the California Secretary of State. In addition, notification of the name change will be filed with the Securities and Exchange Commission and the National Association of Securities Dealers.

Vote Required for Approval

        The Board of Directors believes that it is in the best interests of the Company and its shareholders to amend the Company's Articles of Incorporation to change the Company's name to "Spescom Software Inc." and has directed that the Name Change Amendment be submitted for shareholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the proposal to change the name of the Company. In the absence of approval, the name of the Company will remain as "Altris Software, Inc."

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE NAME CHANGE AMENDMENT TO CHANGE THE NAME OF THE COMPANY TO "SPESCOM SOFTWARE INC."

        When a proxy in the form of the Proxy Card enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the change of the corporate name of the Company as contemplated by the Name Change Amendment.

INDEPENDENT ACCOUNTANTS

        Grant Thornton LLP has audited the Company's financial statements and related schedules for the fiscal year ended September 30, 2003. Representatives of Grant Thornton LLP are not expected to be present at the annual meeting of shareholders. The selection of independent accountants to audit the Company's 2004 financial statements will be made in the second half of fiscal 2004 after an evaluation of the audit fee proposal.

ANNUAL REPORT AND INCENTIVE PLAN

        The Company's Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended September 30, 2003 filed with the Securities and Exchange Commission is being mailed to all shareholders. Any shareholder who has not received a copy may obtain one by writing to the Company at 10052 Mesa Ridge Court, Suite #100, San Diego, California 92121, Attention: Shareholder Relations. In addition, any shareholder may obtain a copy of the 1996 Plan by writing to the Company at the foregoing address.

SHAREHOLDER PROPOSALS

        A proposal of a shareholder intended to be presented at the 2004 Annual Meeting of Shareholders and to be included in the proxy statement for that meeting must be submitted to the Company at its principal executive offices, 10052 Mesa Ridge Court, Suite #100, San Diego, California 92121, and received by the Company a reasonable time before it begins to print and mail its proxy materials for the 2004 Annual Meeting. The Company intends to specify the date by which such proposals must be received in one of its Quarterly Reports on Form 10-Q to be filed in fiscal 2004. A shareholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if not submitted a reasonable time before the printing and the mailing of the proxy materials for the 2004 Annual Meeting of Shareholders.

OTHER MATTERS

        The Company knows of no other matters to be brought before the Annual Meeting of Shareholders. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, is incorporated herein by reference and is being delivered to the Company's shareholders along with this proxy statement.

SOLICITATION OF PROXIES

        The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxy material to the beneficial owners of such stock.

PROXY

ALTRIS SOFTWARE, INC.
10052 Mesa Ridge Court, Suite #100
San Diego, California 92121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTRIS SOFTWARE, INC.

        The undersigned hereby appoints Carl Mostert and John W. Low, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of common stock of Altris Software, Inc., a California corporation (the "Company"), held of record by the undersigned on December 15, 2003, at the Annual Meeting of Shareholders to be held on January 30, 2004 and any postponements or adjournments thereof.

  1.
  Election of Directors:

  ☐
  FOR all nominees listed below (except as marked to the contrary below).

  ☐
  WITHHOLD AUTHORITY to vote for all nominees listed below.

      INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

CARL MOSTERT D. ROSS HAMILTON HILTON ISAACMAN	JOHANN LEITNER JAMES P. MYERS LARRY D. UNRUH
  2.
  To amend the Company's Amended and Restated 1996 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan from 2,425,000 to 5,425,000 shares.

  ☐
  FOR

  ☐
  AGAINST

  ☐
  ABSTAIN

  3.
  To amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 40,000,000 to 100,000,000.

  ☐
  FOR

  ☐
  AGAINST

  ☐
  ABSTAIN

  4.
  To amend the Company's Articles of Incorporation to change the name of the Company to "Spescom Software Inc."

  ☐
  FOR

  ☐
  AGAINST

  ☐
  ABSTAIN

  5.
  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

[Reverse Side of Proxy]

        This proxy when properly executed will be voted in accordance with the instructions indicated; however, if no instructions are given, the proxies will vote the shares for each of the nominees for director, for amendment of the Amended and Restated 1996 Stock Incentive Plan, for amendment of the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 40,000,000 to 100,000,000, for amendment of the Company's Articles of Incorporation to change the name of the Company to "Spescom Software Inc." and in their discretion on the matters described in Item 5.

Do you plan to attend the meeting?	☐	YES	☐	NO

Please sign exactly as your name appears on the stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in the partnership's or limited liability company's name by an authorized person.
			DATED:		, 2004

Signature
Signature if held jointly

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

QuickLinks

INTRODUCTION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
ITEM 1 ELECTION OF DIRECTORS
MANAGEMENT
SUMMARY COMPENSATION TABLE
PERFORMANCE GRAPH
ITEM 2 APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE COMPANY'S AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN
ITEM 3 APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
ITEM 4 APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY
INDEPENDENT ACCOUNTANTS
ANNUAL REPORT AND INCENTIVE PLAN
SHAREHOLDER PROPOSALS
OTHER MATTERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SOLICITATION OF PROXIES